SECOND AMENDMENT TO THE OAKTREE FUNDS
FUND ADMINISTRATION SERVICING AGREEMENT

THIS AMENDMENT, dated as of this 15th day of December, 2017, to the Fund Administration Servicing Agreement, dated as of December 15, 2014, as amended (the “Agreement”), is entered into by and between OAKTREE FUNDS (the “Trust”) and U.S. BANCORP  FUND SERVICES,  LLC (“USBFS” and together  with the Trust, the “Parties”).

RECITALS

WHEREAS, the Parties have entered into the Agreement; and

WHEREAS, Section 11 of the Agreement allows for its amendment by a written instrument executed by the Parties and authorized or approved by the Board of Trustees of the Trust; and

WHEREAS, the Parties desire to extend the term of the Agreement through December 16, 2020 and to reduce the early termination fee to six months of monthly fees.

NOW, THEREFORE, the parties hereby agree that

1.	The first sentence of Section 11 of the Agreement is amended and restated to read as follows:

This Agreement shall become effective as of the date first written above and will continue in effect through December 16, 2020.

2.	Section 12.A. of the Agreement is amended and restated to read as follows:

In the absence of any material breach of this Agreement, should the Trust elect to terminate this Agreement prior to December 16, 2020, the Trust agrees to pay the following fees:

A.	the lesser of (i) all monthly fees through December 16, 2020, and (ii) six (6) months of fees, determined by the last full month of service annualized.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

(Signatures on the following page)

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

OAKTREE FUNDS	U.S. BANCORP FUND SERVICES, LLC

By: /s/Mary Gallegly	By: /s/Anita M. Zagrodnik

Name: Mary Gallegly	Name: Anita M. Zagrodnik

Title: Assistant Secretary	Title: Senior VP